Exhibit 99.1

News Release
2100 Highway 55
Medina, MN 55340-9770

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500
POLARIS REPORTS 2008 FOURTH QUARTER AND
RECORD FULL YEAR RESULTS
Fourth quarter and Full Year Highlights:
•	Fourth quarter 2008 earnings per diluted share from continuing operations increased 4% to $1.11, while sales of $523.6 million were down 3% from the 2007 fourth quarter

•	Full year 2008 earnings per share from continuing operations increased 13% to a record $3.50 with record sales of $1,948 million, an increase of 9% from the 2007 full year

•	Gross margins improved 80 basis points for the fourth quarter. Full year 2008 gross margins also improved 80 basis points compared to the prior year periods driven primarily by a positive mix benefit of higher margin side-by-side vehicles, PG&A and international sales

•	The availability of retail credit financing to Polaris consumers remained acceptable during fourth quarter 2008 with 31 percent of Polaris consumers in the United States financing purchases through the Company’s retail financing relationships with HSBC and GE and over 50 percent of consumer retail credit loan applications being approved by either HSBC or GE

•	On January 22, 2009, Polaris declared a 3% increase in the regular quarterly cash dividend to $0.39 per share per quarter, marking the 14th consecutive year of increased dividends
MINNEAPOLIS (January 29, 2009) — Polaris Industries Inc. (NYSE: PII) today reported net income from continuing operations of $1.11 per diluted share for the fourth quarter of 2008, representing a four percent increase from $1.07 per diluted share for the prior year’s fourth quarter, reflecting an eight percent reduction in the weighted average diluted shares outstanding in the 2008 period. Net income from continuing operations for the fourth quarter 2008 was $36.2 million, a decrease of five percent from the prior year’s fourth quarter net income from continuing operations of $38.0 million. Sales for the fourth quarter 2008 decreased three percent to $523.6 million, compared to last year’s fourth quarter sales of $541.4 million.
Full Year results from continuing operations
     For the full year ended December 31, 2008, Polaris reported net income from continuing operations of $117.4 million, or $3.50 per diluted share, compared to $112.6 million, or $3.10 per diluted share for the year ended December 31, 2007, representing a 13 percent increase on a per diluted share basis. Sales for the full year 2008 totaled $1,948.3 million, an increase of nine percent compared to sales of $1,780.0 million for the full year 2007.
     “In 2008, we delivered record sales and earnings per share and gained market share in every one of our businesses, despite a weakening operating environment and unprecedented volatility in the world’s financial markets,” stated Scott Wine, Chief Executive Officer. “We met our expectations for the year, which we believe is a testament to a solid strategic vision, a culture of persistent innovation and unrelenting focus on execution. In addition to our record financial performance, we made progress on our operational excellence initiatives of getting our products to market faster and delivering higher quality products at a lower cost. Dealer inventory levels declined further in 2008 although more progress is needed given the current economic environment. We maintained growth in several of our businesses in 2008 including parts, garments and accessories, military, international and particularly in side-by-sides where we became the market share leader in the side-by-side industry during 2008.”
     “During the fourth quarter the retail sales trends for the powersports industry and Polaris weakened significantly as the overall economic environment continued to deteriorate. These retail sales trends for each of the industries and geographic markets in which Polaris competes are expected to remain soft for much, if not all, of 2009. As a result, we will be more conservative with our production and shipment expectations for 2009” said Wine.
     Wine continued, “2009 will undoubtedly be a challenging year. However, we have the financial strength, flexibility and variable cost structure to adapt quickly to challenges, while at the same time investing in new and existing growth opportunities to position us effectively for when the economy improves. Despite the dampened outlook for the upcoming year, we will continue to leverage our innovation, speed to market and flexible manufacturing capability to gain market share while striving to improve our net margins. We have the plans in place to effect change in the areas we can control, such as costs, quality and assisting dealers in further reducing their inventory levels.”
2009 Business Outlook
     Full year 2009 earnings from continuing operations are expected to be in the range of $2.50 to $3.00 per diluted share, which is down when compared to the record 2008 results of net income from continuing operations of $3.50 per diluted share. Sales are expected to decline 15 to 23 percent for the full year 2009. For our seasonally lower first quarter 2009, earnings from continuing operations are expected to be in the range of $0.15 to $0.25 per diluted share, compared to net income from continuing operations of $0.55 per diluted share for the first quarter 2008, resulting from a projected sales decline of 20 to 25 percent in the first quarter 2009. Although Polaris is starting from a position of strength with flexible manufacturing operations, good market penetration, innovative products, a strong balance sheet and consistent cash flow generation, the Company is making adjustments, such as the recent announcement of a reduction in the Company’s workforce accomplished by the first quarter 2009, reduction of production capacity and reducing operating expenses, in order to respond to the weakening retail demand.
Retail credit financing availability for Polaris consumers
     Availability of retail credit financing sources is important to Polaris’ customers to assist in purchasing the Company’s products. Polaris has relationships with HSBC Bank (“HSBC”) and GE Money Bank (“GE”) to provide retail revolving and installment financing credit, respectively, to United States consumers. The availability of retail credit to Polaris consumers remains at acceptable levels as measured by approval and penetration rates. During the fourth quarter 2008, over 50 percent of consumer retail credit loan applications from Polaris customers were approved by either HSBC or GE, and 31 percent of Polaris retail customers in the United States financed their Polaris product purchases through HSBC or GE. The 2008 fourth quarter approval rate of over 50 percent was similar to the fourth quarter in 2007 and the penetration rate of 31 percent was lower than the 37 percent penetration rate realized in the 2007 fourth quarter resulting from the tighter retail credit markets. For the 2008 full year, the approval rate was 53 percent, which represented an increase over the full year 2007 rate, and the full year 2008 penetration rate of 39 percent was slightly higher than the full year 2007 rate. The credit markets are expected to remain uncertain in 2009 given the sequentially weaker fourth quarter 2008 trends in retail credit availability, but the Company remains optimistic that retail credit will be available for Polaris consumers with an acceptable credit history. Additionally, beginning in February 2009, Polaris has established a relationship with an additional retail credit provider, Sheffield Financial, to provide installment retail credit loans for the purchase of Polaris products.

	Fourth Quarter ended			Full Year ended
Product line Information	December 31,			December 31,
(in thousands)	2008	2007	Change	2008	2007	Change
Off-Road Vehicles	$319,758	$336,750	-5%	$1,305,758	$1,194,556	9%
Snowmobiles	95,192	80,202	19%	205,257	179,244	15%
Victory Motorcycles	21,847	36,122	-40%	93,600	113,151	-17%
Parts, Garments & Accessories	86,806	88,341	-2%	343,639	293,058	17%

Total Sales	$523,603	$541,415	-3%	$1,948,254	$1,780,009	9%

     ORV (off-road vehicles) sales in the 2008 fourth quarter, which included both core ATV (all-terrain vehicles) and RANGER™ side by side vehicles, decreased five percent from the fourth quarter 2007. This decrease reflects the weakening consumer retail environment in North America, as dealers continued to reduce core ATV orders in an effort to further reduce dealer inventory levels. As a result, core ATV dealer inventory levels in North America finished 18 percent lower at the end of the fourth quarter 2008 than at the end of the fourth quarter 2007. Additionally, the Company experienced a decline in international ORV sales in the 2008 fourth quarter, where the weakening economic environment and currency rates negatively impacted Polaris sales. The Company’s newer products have been well received by consumers, including the redesigned RANGER™ utility vehicle, the RANGER RZR™ and RZR S models and the all new Sportsman XPs. Full year 2008 sales of ORVs increased nine percent over last year, a direct result of the success of the RANGER™ line of side-by-side vehicles. Given the growth in the Company’s side-by-side business worldwide and core ATVs in Europe in 2008, Polaris is now the market share leader in off road vehicles in both North America and Europe.
     Snowmobile sales increased 19 percent during the 2008 fourth quarter compared to the prior year’s fourth quarter. The fourth quarter 2008 increase in sales reflects the benefit of product mix changes related to the timing of shipments of new models within the year. For the full year 2008, snowmobile sales increased 15 percent compared to the prior year reflecting lower beginning snowmobile dealer inventory levels in 2008 compared to the prior year and good snowfall during last years riding season. Polaris continues to invest in new product innovation for snowmobiles, as evidenced by the recent introduction of a new model for next season called the RUSH, which has an all new PRO-RIDE™ chassis that provides terrain dominating control and a smoother ride through all types of terrain.
     Sales of Victory motorcycles decreased 40 percent and 17 percent during the 2008 fourth quarter and full year, respectively, compared to the same periods in 2007. Trends in the North American motorcycle industry retail sales for heavyweight cruiser and touring motorcycles weakened significantly during the fourth quarter.

     Parts, Garments, and Accessories sales decreased two percent during the 2008 fourth quarter compared to last year’s fourth quarter driven primarily by weak consumer spending and a strong 2007 fourth quarter as the Company shipped new parts and accessories related to new products introduced in 2007 for Victory motorcycles and RANGER™ side-by-side vehicles. PG&A sales for the full year 2008 increased 17 percent over 2007 to a record $343.6 million due to higher snowmobile and side-by-side related PG&A sold in 2008 compared to 2007.
     Gross profit, as a percentage of sales, was 22.8 percent for the 2008 fourth quarter, an increase of 80 basis points from 22.0 percent for the fourth quarter of 2007. Gross profit dollars increased slightly to $119.2 million for the 2008 fourth quarter compared to $119.0 million for the fourth quarter of 2007. The increase in the gross profit margin percentage during the 2008 fourth quarter resulted primarily from favorable product mix change as the Company sold more side-by-side vehicles, which typically have higher margins, and a decrease in core ATV promotional costs incurred during the fourth quarter, partially offset by an unfavorable movement in currency rates. For the full year 2008, gross profit, as a percentage of sales, improved 80 basis points to 22.9 percent compared to 22.1 percent for the full year 2007. The increase in the gross profit margin percentage for the full year 2008 was the result of favorable product mix from higher sales of side-by-side vehicles, PG&A and international sales and higher selling prices, offset somewhat by higher commodity and transportation costs during the 2008 full year compared to 2007.
     Operating expenses for the fourth quarter 2008 increased four percent to $68.2 million compared to $65.8 million for the fourth quarter of 2007. Operating expenses as a percentage of sales increased to 13.0 percent for the fourth quarter 2008 from 12.2 percent in the fourth quarter of 2007. Higher advertising and selling costs are the primary contributors to the increase in operating expenses in dollars and as a percentage of sales for the fourth quarter 2008. For the full year 2008, operating expenses increased eight percent to $284.1 million from $262.3 million in 2007 primarily due to higher advertising, product launch costs and research and development expenses for several key new product introductions in 2008. As a percentage of sales, operating expenses decreased for full year 2008 to 14.6 percent of sales compared to 14.7 percent of sales for the full year 2007.
     Income from financial services decreased 59 percent to $4.0 million in the 2008 fourth quarter from $9.7 million in the fourth quarter of 2007. For the full year 2008, Income from financial services decreased 53 percent to $21.2 million compared to $45.3 million in 2007. The decrease was primarily due to the Company’s revolving retail credit provider, HSBC, eliminating the volume-based fee income payment to Polaris as of March 1, 2008.
     Interest expense decreased to $1.8 million for the 2008 fourth quarter compared to $2.9 million for the 2007 fourth quarter. For the full year 2008, interest expense decreased to $9.6 million compared to $15.1 million in 2007. The decrease in interest expense is due to lower interest rates on the Company’s bank borrowings during the 2008 periods.
     Non-operating other income was $2.9 million in the fourth quarter of 2008 compared to $1.1 million of expense in the fourth quarter of 2007. For the full year 2008, non-operating other income was $4.0 million compared to $2.7 million of income for the same period last year. The increase in income for the 2008 fourth quarter and full year was primarily due to the weakening U.S. dollar and the resulting effects on Canadian dollar hedging activities and foreign currency transactions related to the foreign subsidiaries.
     The Income tax provision for the fourth quarter and full year 2008 periods was recorded at a rate of 35.3 percent and 33.7 percent of pretax income, respectively, compared to 35.8 percent and 33.9 percent for the respective periods in 2007.
Financial Position and Cash Flow
     Net cash provided by operating activities from continuing operations decreased 17 percent to $176.2 million for the year ended December 31, 2008 compared to $213.2 million for the full year 2007. The decrease in net cash provided by operating activities for the full year 2008 was primarily due to lower accrued expenses, higher trade receivables from increased sales from international operations, as well as the timing of estimated income tax payments compared to the same period in 2007. Total debt was $200.0 million at December 31, 2008 and leaves $250.0 million of borrowing capacity available under the Company’s $450 million banking arrangement. The Company’s debt-to-total capital ratio was 59 percent at December 31, 2008, compared to 54 percent at the end of 2007. Cash and cash equivalents were $27.1 million at December 31, 2008 compared to $63.3 million for the prior period.
Share Repurchase Activity
     During the fourth quarter 2008 the Company reduced its share repurchase activity and repurchased and retired only 0.2 million shares of its common stock, bringing the total shares repurchased to 2.5 million shares for the year ended December 31, 2008 at a total cost of $107.2 million. Since inception of the share repurchase program in 1996, approximately 33.7 million shares have been repurchased. As of December 31, 2008, the Company has authorization from its Board of Directors to repurchase up to an additional 3.8 million shares of Polaris stock. However, the Company currently anticipates that it will be less aggressive with the share repurchase program during 2009 until more visibility related to the direction of the overall economic environment emerges.
Polaris’ Board of Directors Increases Dividend for 2009
     On January 22, 2009, the Company announced that its Board of Directors approved a three percent increase in the regular quarterly cash dividend, representing the 14th consecutive year of increased dividends, effective with the 2009 first quarter dividend payment. The first quarter dividend of $0.39 per share will be payable on February 17, 2009 to shareholders of record at the close of business on February 3, 2009.
Conference Call and webcast presentation to be Held
     Today at 9:00 AM (CST) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ fourth quarter and full year 2008 earnings results released this morning. Interested persons can access the webcast and slide presentation via the company’s website at www.polarisindustries.com/irhome and clicking the associated link. The webcast presentation will remain accessible on the website for one week.

     You may also listen to the call by dialing 800-374-6475 in the U.S. and Canada or 973-200-3967 for International calls. Please reference Conference ID #42184397. An audio replay of the conference call will be available approximately two hours after the call concludes for a one-week period by dialing 800-642-1687 in the U.S. and Canada or 706-645-9291 Internationally.
About Polaris
     With annual 2008 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets off road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ORVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the cruiser and touring motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2009 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For the Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Sales	$523,603	$541,415	$1,948,254	$1,780,009
Cost of sales	404,358	422,458	1,502,546	1,386,989

Gross profit	119,245	118,957	445,708	393,020
Operating expenses
Selling and marketing	32,985	31,032	137,035	123,897
Research and development	18,341	18,829	77,472	73,587
General and administrative	16,902	15,965	69,607	64,785

Total operating expenses	68,228	65,826	284,114	262,269

Income from financial services	3,996	9,650	21,205	45,285

Operating Income	55,013	62,781	182,799	176,036

Non-operating Expense (Income):
Interest expense	1,794	2,900	9,618	15,101
Loss (Income) from manufacturing affiliates	82	(441)	156	(471)
Gain on sale of manufacturing affiliate shares	—	—	—	(6,222)
Other expense (income), net	(2,904)	1,140	(4,037)	(2,708)

Income before income taxes	56,041	59,182	177,062	170,336

Provision for Income Taxes	19,801	21,181	59,667	57,738

Net Income from continuing operations	$36,240	$38,001	$117,395	$112,598
Loss from discontinued operations, net of tax	—	(290)	—	(948)

Net Income	$36,240	$37,711	$117,395	$111,650

Basic Net Income per share
Continuing operations	$1.13	$1.11	$3.58	$3.20
Loss from discontinued operations	—	(0.01)	—	(0.03)

Net Income	$1.13	$1.10	$3.58	$3.17

Diluted Net Income per share
Continuing operations	$1.11	$1.07	$3.50	$3.10
Loss from discontinued operations	—	(0.01)	—	(0.03)

Net Income	$1.11	$1.06	$3.50	$3.07

Weighted average shares outstanding:
Basic	32,112	34,359	32,770	35,236

Diluted	32,661	35,417	33,564	36,324

All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
Subject to Reclassifications

	December 31, 2008	December 31, 2007
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$27,127	$63,281
Trade receivables, net	98,598	82,884
Inventories, net	222,312	218,342
Prepaid expenses and other	14,924	17,643
Income taxes receivable	4,521	—
Deferred tax assets	76,130	65,406

Total current assets	443,612	447,556
Property and equipment, net	215,637	204,351
Investments in finance affiliate	51,565	53,801
Investments in manufacturing affiliates	15,641	32,110
Deferred income taxes	—	5,572
Goodwill, net	24,693	26,447
Intangible and other assets, net	—	44

Total Assets	$751,148	$769,881

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$115,986	$90,045
Accrued expenses:
Compensation	56,567	55,465
Warranties	28,631	31,782
Sales promotions and incentives	75,211	79,233
Dealer holdback	80,941	83,867
Other	42,274	40,746
Income taxes payable	3,373	4,806
Current liabilities from discontinued operations	1,850	2,302

Total current liabilities	404,833	388,246

Long term income taxes payable	5,103	8,653
Deferred income taxes	4,185	—
Borrowings under credit agreement	200,000	200,000

Total liabilities	$614,121	$596,899

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 32,492 and 34,212 shares issued and outstanding	$325	$342
Additional paid-in capital	—	—
Retained earnings	140,559	146,763
Accumulated other comprehensive income (loss), net	(3,857)	25,877

Total shareholders’ equity	$137,027	$172,982

Total Liabilities and Shareholders’ Equity	$751,148	$769,881

All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)
Subject to Reclassification

	For the Year Ended
	December 31,
	2008	2007
Operating Activities:
Net income before cumulative effect of accounting change	$117,395	$111,650
Net loss from discontinued operations	—	948

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,112	62,093
Noncash compensation	18,558	19,759
Noncash income from financial services	(4,604)	(5,268)
Noncash expense (income) from manufacturing affiliates	157	(46)
Deferred income taxes	(966)	(10,276)
Changes in current operating items:
Trade receivables	(15,714)	(19,069)
Inventories	(3,970)	12,191
Accounts payable	25,941	(10,627)
Accrued expenses	(7,469)	38,648
Income taxes payable/receivable	(9,504)	9,519
Prepaid expenses and others, net	(9,730)	3,644

Net cash provided by continuing operations	176,206	213,166
Net cash flow (used for) discontinued operations	(452)	(3,008)

Net cash provided by operating activities	175,754	210,158

Investing Activities:
Purchase of property and equipment	(76,575)	(63,747)
Investments in finance affiliate, net	6,840	7,096
Proceeds from sale of shares of manufacturing affiliate	—	77,086

Net cash provided by (used for) investing activities	(69,735)	20,435

Financing Activities:
Borrowings under credit agreement	786,000	368,000
Repayments under credit agreement	(786,000)	(418,000)
Repurchase and retirement of common shares	(107,167)	(103,100)
Cash dividends to shareholders	(49,602)	(47,739)
Tax effect of proceeds from stock based compensation exercises	12,865	2,232
Proceeds from stock issuances under employee plans	1,731	11,729

Net cash used for financing activities	(142,173)	(186,878)

Net increase (decrease) in cash and cash equivalents	(36,154)	43,715

Cash and cash equivalents at beginning of period	63,281	19,566

Cash and cash equivalents at end of period	$27,127	$63,281

All periods reflect the classification of the Marine Division results as discontinued operations.